Exhibit 99.1

For Immediate Release: September 27, 2012

Bridge Capital Holdings Announces
Addition to its Board of Directors

CFO Thomas A. Sa Appointed as Director

San Jose, CA - September 27, 2011 - Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today the appointment of Mr. Thomas A. Sa to the board of directors of Bridge Capital Holdings. In addition, Mr. Sa has been appointed to the board of Bridge Bank, National Association, Bridge Capital Holdings primary operating subsidiary company. Mr. Sa currently serves as the Chief Financial Officer and Chief Strategy Officer of Bridge Capital Holdings and Chief Risk Officer of Bridge Bank, executive roles in which he will continue.

"We are pleased to welcome Tom Sa to the boards of both Bridge Capital Holdings and Bridge Bank," stated Allan C. Kramer, M.D., Chairman of the Board of both entities. "He has served the bank and company well as its Chief Financial Officer for many years and has contributed immensely to our success to date. With Tom’s expanded position, we anticipate him to continue to enhance his role in assisting the bank’s growth into the future.”

Mr. Sa is the founding Chief Financial Officer of Bridge Bank and Bridge Capital Holdings. In addition to his finance role, he was appointed Chief Strategy Officer of the company and Chief Risk Officer of the bank in 2009. Previously in his banking career, Mr. Sa served as Senior Vice President/Chief Financial Officer and Corporate Secretary of Central Coast Bancorp in Salinas and Chief Financial Officer at South Valley Bancorporation in Gilroy.

“Bridge has built a solid foundation since its founding over eleven years ago,” said Mr. Sa, “As we move past the billion dollar asset milestone, it is now time to build upon that foundation through coordinated business strategies that effectively align risk management with the long-term objectives for value creation for the Company.”

In addition to his extensive career in commercial banking, Mr. Sa has served in senior financial leadership positions with companies in the leasing and software industries. He began his career in Silicon Valley in 1984 as a certified public accountant in the audit practice of Deloitte Haskins & Sells.

Mr. Sa, who holds an undergraduate degree from Humboldt State University and a CPA Certificate, lives in Los Gatos.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley's full-service professional business bank. The Bank is the business bank of choice for small and middle market companies, and emerging technology businesses, in the markets we serve. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at www.bridgebank.com.